EXHIBIT 10.1

January 26, 2006

James W. Cicconi

175 E. Houston Street, Suite 1308

San Antonio, TX 78205

Re:	Signing Bonus and Retention Award

Dear Jim:

Congratulations on the successful closing of the merger between SBC Communications Inc. (now known as AT&T Inc. “AT&T”) and AT&T Corp. (“AT&T Corp.”) on November 18, 2005. The Company desires to provide you with an incentive to remain employed with AT&T and its affiliates (together, as constituted from time to time, the “Group”). This is your special RETENTION AGREEMENT with AT&T Enterprise Services, Inc. ( (the “Company”).

1.	Special Signing Bonus

The Company will pay you a special signing bonus of $768,000 (your “Special Signing Bonus”) as promptly as practicable after you sign and return this Agreement.

2.	Award

(a)   Purpose. Upon your execution of this Agreement, you will receive a retention award in the form of 154,901 phantom stock units (your “Retention Award”). Your Retention Award will be in addition to any other compensation paid to you for your services.

(b)   The Phantom Stock Units. Each phantom stock unit awarded to you under this Agreement constitutes an unfunded and unsecured promise of the Company to pay (or cause to be paid) to you on the applicable payment date the cash equivalent of the fair market value of one share of AT&T common stock, par value $1.00 (“AT&T Share”). For purposes of this Agreement, the “fair market value” of one AT&T Share will based on the average of the regular session per share closing prices on the New York Stock Exchange for the five (5) consecutive trading days ending on the day before the applicable vesting date or, if applicable, your employment termination date.

(c)   Dividend Equivalents. Each outstanding phantom stock unit awarded to you under this Agreement also entitles you to receive, if and when made, an amount in cash equal to any regular dividend payment made in respect of an AT&T Share. Phantom stock units that are (i) vested and paid or (ii) forfeited are immediately cancelled, and there shall be no further dividend equivalents paid on such phantom stock units.

(d)   Vesting. You will vest in your Retention Award in two installments. One-third of your phantom stock units will vest on November 18, 2006 (the “First Vesting Date”) and the remaining two-thirds will vest on November 18, 2008 (the “Second Vesting Date”).

(e)   Certain Anti-Dilution Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, share combination, or other change in the corporate structure of AT&T affecting the AT&T Shares, an adjustment shall be made in the number of the outstanding phantom stock units as determined to be appropriate and equitable by AT&T in its sole discretion.

3.	Payment of Retention Award

(a)   Payment of Retention Award on Vesting Dates. As promptly as practicable after the First Vesting Date, the Company will pay (or cause to be paid) to you in a cash lump-sum the value of one-third of your Retention Award provided you are in the employ of the Group on the First Vesting Date. As promptly as practicable after the Second Vesting Date, the Company will pay (or cause to be paid) to you in a cash lump-sum the value of the remaining two-thirds of your Retention Award provided you are in the employ of the Group on the Second Vesting Date. Upon each payment, the applicable phantom stock units, and the right to receive dividend equivalents thereon, are automatically cancelled.

(b)   Treatment on Termination of Employment Prior to November 18, 2008. If your employment terminates prior to November 18, 2008, you will be accorded the treatment as indicated in the following chart depending on the event that results in your termination of employment:

(the remainder of this page is intentionally left blank)

Event	Treatment

You Elect to Terminate Your Employment For ANY Reason On or After November 18, 2006 and On or Before December 31, 2006 (the “Window Period”), and you Provide the Company a Termination Notice at Least Sixty (60) Days Prior to Your Termination Date

In lieu of any compensation or benefits under this Agreement that has not already been paid to you prior to the date of your termination of employment, you shall receive (i) the compensation, benefits and treatment as if you were eligible under the terms and conditions of the change in control provisions of the AT&T Senior Officer Separation Plan (the “Separation Plan”) and (ii) any unpaid retention award granted to you from the Retention Bonus Pool as such term is defined in Section 6.8(f) of the Company Disclosure Letter delivered in connection with the Agreement and Plan of Merger dated as of January 30, 2005 among AT&T Corp., SBC Communications Inc. and Tau Merger Sub Corporation, in both cases as if your employment was involuntarily terminated by the Company without Cause; provided, however, any cash payment under the terms of such Separation Plan and/or the Retention Bonus Pool shall be reduced by the amount of your Special Signing Bonus and the dollar amount of your Retention Award previously paid to you under the terms of this Agreement, if any.

The Company Terminates Your Employment Without Cause Prior to November 18, 2007
You Terminate Your Employment Without Good Reason (Except During the Window Period or Except as a Result of Your Death or Disability)	You forfeit the entire unpaid portion of your Retention Award, and no further benefits or payments shall be made.
The Company Terminates Your Employment for Cause
You Terminate Your Employment for Good Reason (Except During the Window Period)

The Company will pay (or cause to be paid) to you in a cash lump-sum the value equal to eighty percent (80%) of your Retention Award less the dollar amount of your Retention Award previously paid to you, if any. Such payment shall be made as promptly as practicable after your employment termination date.

The Company Terminates Your Employment Without Cause On or After November 18, 2007

The Company will pay (or cause to be paid) to you (or, in the event of your death, your estate) in a cash lump-sum the value equal to one hundred percent (100%) less the Reduction Percentage of your Retention Award, less the dollar amount of your Retention Award previously paid to you, if any. The Reduction Percentage shall be twenty percent (20%) multiplied by a fraction, the numerator of which is 1,095 minus the number of days between November 18, 2005 and your termination date and the denominator of which is 1,095. Such payment shall be made as promptly as practicable after your employment termination date.

Termination of Employment Due to Your Death or Disability

(c)   Release. As a condition to making any payment described in Section 3(b), the Company may require you to execute and deliver a general release in which you release all claims that you may have against any member of the Group and any of their respective past or present officers, directors, employees or agents other than your rights under this Agreement.

(d)   Withholding. Your Special Signing Bonus and Retention Award are subject to withholding for applicable income and payroll taxes or otherwise as required by law.

4.	Early Termination

(a)   Termination Notice. If you wish to terminate your employment during the Window Period or for Good Reason, or the Company wishes to terminate you for Cause, the terminating party must provide a Termination Notice to the other. A “Termination Notice” is a written notice that states the specific provision of this Agreement on which termination is based, including, if applicable, the specific clause of the definition of Good Reason or Cause and a reasonably detailed description of the facts that permit termination under that clause. (The failure to include any fact in a Termination Notice that contributes to a showing of Good Reason or Cause does not preclude either party from asserting that fact in enforcing its rights under this Agreement.)

(b)   Termination on Disability or Death. If the Company determines in good faith that your Disability has occurred, it may give you a Termination Notice. If, within 30 days of the Termination Notice, you do not return to full-time performance of your responsibilities, your employment will terminate (the “Disability Effective Date”). If you do return to full-time performance in that 30-day period, the Termination Notice will be cancelled. Your employment will terminate automatically on your death.

(c)   Employment Termination Date. If your employment is terminated by the Company other than for Disability or death or you terminate your employment for Good Reason, your employment will end on the date specified in the Termination Notice. If you terminate your employment without Good Reason, your employment will end 60 days after the Company receives the Termination Notice (although the Company may in all events accelerate the end of your employment by providing you with notice or, alternatively, may place you on paid leave during such period). If your employment is terminated by reason of your death or Disability, your employment will end on the date of death or the Disability Effective Date, as applicable.

(d)   Effect of Early Termination. On termination of your employment in accordance with this Section 4, your employment will end and the Group will have no further obligations to you under this Agreement except as provided in Sections 3 and 5.

5.	Excise Tax

If any element of your Special Signing Bonus or your Retention Award constitutes an “excess parachute payment”, as that term is defined in Section 280G of the Internal Revenue Code and the regulations thereunder, you shall be provided the gross-up benefits set forth in Annex A.

6.

Effect on Other AT&T Corp. Agreements

(a)     Prior Employment and/or Retention Agreements and Severance Rights.Except as provided in Section 3(b) of this Agreement and except for any retention award granted to you from the Retention Bonus Pool as such term is defined in Section 6.8(f) of the Company Disclosure Letter delivered in connection with the Agreement and Plan of Merger dated as of January 30, 2005 among AT&T Corp., SBC Communications Inc. and Tau Merger Sub Corporation, this Agreement will supersede any earlier employment agreement, separation plan or understanding and any earlier severance, change-in-control or similar rights you may have with AT&T Corp. or any of its affiliates and you agree that you are not entitled to any severance, change-in-control or similar rights under any such agreement, plan or understanding (including, without limitation, the AT&T Senior Officer Separation Plan, the AT&T Officer Separation Plan, the AT&T E-Band Separation Plan and the AT&T Separation Plan).

(b)     Entire Agreement. This Agreement is the entire agreement between you and the Company with respect to the matters contemplated by this Agreement and supersedes any earlier agreement, written or oral, with respect to the subject matter of this Agreement, including, but not limited to, any agreement to extend the period during which you could claim “Good Reason” under your Separation Plan. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement.

7.	Certain Obligations

(a)   Violation Of the Group’s Code Of Conduct Or the Group’s Non-Competition Guideline. Notwithstanding any other provision of this Agreement, if it is determined by the Company that you have willfully violated the Group’s Code of Conduct or any other written Group policy, where said violation causes significant harm to the Group, and/or violated the AT&T Corp. Non-Competition Guideline (the “Guideline”), attached hereto and incorporated herein as Annex C, you will be required to repay to the Company an amount equal to the economic value of all benefits already provided to you under this Agreement and you shall forfeit all unpaid benefits under this Agreement.

(b)   Future Services. You shall have a continuing obligation to cooperate with the Company on a commercially reasonable basis, in any matter, and to testify in any legal proceeding in which the Company is a party, in each case relating to, or in connection with, your duties and responsibilities while you were employed by the Company.

8.	Disputes

You agree to the dispute resolution provisions, including mandatory arbitration, set forth on Annex B, which is a part of this Agreement.

9.	General Provisions

(a)   Confidentiality. Except as required by law or regulation, you will not disclose the terms of your Special Signing Bonus, Retention Award or this Agreement, provided that you may disclose such terms to your financial and legal advisors and spouse, each of whom shall be instructed to maintain the terms of your Special Signing Bonus, Retention Award and this Agreement in strict confidence in accordance with the terms hereof.

(b)   Definitions. When used in this Agreement, the following terms shall have the meanings ascribed to them below:

“Good Reason” means (A) any reduction in your annual base salary rate or (B) any reduction in your target annual bonus, in each case as in effect immediately prior to the Effective Date. However, (A) Good Reason will not include any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured promptly on your giving the Company notice, (B) if you do not give a Termination Notice to the Company within 60 days after you have knowledge that an event constituting Good Reason has occurred, the event will no longer constitute Good Reason, and (C) an event will not constitute Good Reason if you have consented to it in accordance with Section 9(c).

“Cause” means (A) commission of a crime, or conviction of a crime, including by a plea of guilty or nolo contendere, involving theft, fraud, dishonesty or moral turpitude, (B) intentional or grossly negligent disclosure of confidential or trade secret information of the Group to anyone not entitled to such information, which causes significant harm to the Group, (C) gross omission or gross dereliction of any statutory or common law duty of loyalty to the Group, which causes significant harm to the Group, or (D) willful violation of the Group’s Code of Conduct or any other written Group policy, where said violation causes significant harm to the Group.

“Disability” means your absence from work under the relevant employer sponsored group long-term disability plan applicable to you.

(c)     Notices. All notices, requests, demands, consents and other communications under this Agreement must be in writing and will be deemed given (1) on the business day sent, when delivered by hand or facsimile transmission (with confirmation) during normal business hours, (2) on the business day after the business day sent, if delivered by a nationally recognized overnight courier or (3) on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested, in each case to the following address or number (or to such other addresses or numbers as may be specified by notice that conforms to this Section 9(c)):

If to you, to the address stated on the first page of this Agreement, and

If to the Company or any other member of the Group, to:

Vice President-Compensation

175 East Houston Street, Room 03-H-60

San Antonio, Texas 78205

(d)     Not a Contract of Employment. You and the Company acknowledge that this Agreement does not constitute a contract of employment and your employment with the Company is “at will” and may be terminated by you or the Company at any time and for any reason. Your Retention Award and other benefits under this Agreement shall not count toward or be considered in determining payments or benefits due under any other plan, program, policy or arrangement with the Group.

(e)	Successors.

(1) This Agreement is personal to you and without the prior written consent of the Company shall not be assignable by you otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your legal representatives.

(2) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(3) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.

(f)    Amendments and Waivers. Any provision of this Agreement may be amended or waived but only if the amendment or waiver is in writing and signed, in the case of an amendment, by you and the Company or, in the case of a waiver, by the party that would have benefited from the provision waived.

(g)   Counterparts. This Agreement may be executed as counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

* * *

Please confirm your acceptance of the terms of this Agreement by signing where indicated below.

/s/ Karen E. Jennings
Karen E. Jennings
Executive Vice President-Human Resources
AT&T Enterprise Services, Inc.

Accepted and Agreed this 26th day of January, 2006:

/s/ James W. Cicconi
James W. Cicconi
Senior Executive Vice President-

External and Legislative Affairs

Annex A

Excise Tax

(a)         If any element of the Retention Award or other compensation or benefit provided to you under the terms of this Agreement, or under any other plan, program, policy or other arrangement (“Benefit”), either alone or in combination with other elements of compensation and benefits paid or provided to you, constitutes an “excess parachute payment”, as that term is defined in Section 280G of the Internal Revenue Code and the regulations thereunder, and subjects you to the excise tax pursuant to Section 4999 of the Internal Revenue Code, and any interest and penalties thereon (collectively, the “Excise Tax”), then you shall be entitled to an additional lump-sum cash payment from the Company (the “Excise Tax Adjustment Payment”), subject to mandatory withholding, in an amount equal to the Excise Taxes (including the Excise Tax attributable to the Excise Tax Adjustment Payment related to the Benefit) plus any income and FICA taxes and any interest and penalties thereon attributable to the Excise Tax Adjustment Payment. For purposes of calculating an Excise Tax Adjustment Payment in any year, it shall be assumed that you are subject to Federal and applicable state and local income taxes at the highest marginal Federal and applicable state and local income tax rates, respectively, for the year in which the Excise Tax Adjustment Payment is paid. Also, the Excise Tax Adjustment Payment to you shall reflect the Federal tax benefits attributable to the deduction of applicable state and local income taxes.

(b)         Subject to the provisions of (c) below, all determinations required to be made under this Annex, including whether and when an Excise Tax Adjustment Payment is required and the amount of such Excise Tax Adjustment Payment and the assumptions utilized in arriving at such determinations, shall be made by an independent accounting firm chosen by the Company (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations to the Company and to you within thirty (30) business days of the receipt of notice from the Company or you that there has been a Benefit provided to which this Annex applies (or such earlier time as requested by the Company). Any Excise Tax Adjustment Payment, as determined pursuant to this Section (b), shall be paid by the Company to you within fifteen (15) business days of the receipt of the Accounting Firm’s determination.

(c)	Underpayments and Overpayments.

(1)         If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding, or in the opinion of independent counsel agreed upon by the Company and you, that the Excise Tax payable by you on the Benefit is less than the amount initially taken into account under Section (a) for purposes of calculating the Excise Tax Adjustment Payment related to such Benefit, the Accounting Firm shall recalculate the Excise Tax Adjustment Payment to reflect the actual Excise Tax related to such Benefit. Within thirty (30) business days following your receipt of notice of the results of such recalculation from the Accounting Firm and/or the Company, you shall repay to the Company the excess of the initial Excise Tax Adjustment Payment over the recalculated Excise Tax Adjustment Payment.

(2)         If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding, or in the opinion of an independent counsel agreed upon by the Company and you, that the Excise Tax payable by you on the Benefit is more than the amount initially taken into account under Section (a) for purposes of calculating the Excise Tax Adjustment Payment, the Accounting Firm shall recalculate the Excise Tax Adjustment Payment to reflect the actual Excise Tax. Within fifteen (15) business days following the Company’s receipt of notice of the results of such recalculation from the Accounting Firm, the Company shall pay to you the excess of the recalculated Excise Tax Adjustment Payment over the initial Excise Tax Adjustment Payment.

(d)	All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(e)         You shall notify the Company in writing of any written claim by the Internal Revenue Service that, if successful, would require the payment by the Company of an Excise Tax Adjustment Payment or the recalculation of an Excise Tax Adjustment Payment. The notification shall apprise the Company of the nature of such claim, including (1) a copy of the written claim from the Internal Revenue Service, (2) the identification of the element of compensation and/or benefit that is the subject of such Internal Revenue Service claim, and (3) the date on which such claim is requested to be paid. Such notification shall be given as soon as practicable but no later than ten (10) business days after you actually receive notice in writing of such claim.

Within ten (10) business days following receipt of the notification of the Internal Revenue Service written claim from you, the Company shall pay to you an Excise Tax Adjustment Payment, or the excess of a recalculated Excise Tax Adjustment Payment over the initial Excise Tax Adjustment Payment, as applicable, related to the element of compensation and/or benefit which is the subject of the Internal Revenue Service claim. Within ten (10) business days following such payment to you, you shall provide to the Company written evidence that you have paid the claim to the Internal Revenue Service (the United States Treasury).

Your failure to properly notify the Company of the Internal Revenue Service claim (or to provide any required information with respect thereto) shall not affect any rights granted to you under this Annex, except to the extent that the Company is materially prejudiced in the challenge to such claim as a direct result of such failure. If the Company notifies you in writing, within sixty (60) business days following receipt from you of notification of the Internal Revenue Service claim, that it desires to contest such claim, you shall:

(1)         give the Company any information reasonably requested by the Company relating to such claim;

(2)         take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to you;

(3)         cooperate with the Company in good faith in order to effectively contest such claim; and

(4)         permit the Company to participate in any proceedings relating to such claim if the Company elects not to assume and control the defense of such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax, income tax and FICA tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Annex, the Company shall have the right, at its sole option, to assume the control of all proceedings in connection with such contest, in which case it may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim, and may direct you to sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, that any extension of the statute of limitations relating to payment of tax for your taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s rights to assume the control of the contest shall be limited to issues with respect to which an Excise Tax Adjustment Payment would be payable hereunder, and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. To the extent that the contest to the Internal Revenue Service claim is successful, the Excise Tax Adjustment Payment related to the element of compensation and/or benefit that was the subject of the claim shall be recalculated in accordance with the provisions of Section (c)(ii).

Annex B

Disputes.

(a)     Employment Matter.This Annex B applies to any controversy or claim between you and the Group arising out of or relating to or concerning this Agreement or any aspect of your employment with the Group or the termination of that employment (together, an “Employment Matter”).

(b)     Mandatory Arbitration.Subject to the provisions of this Annex B, any Employment Matter will be finally settled by arbitration in Bexar County, Texas administered by the American Arbitration Association under its Commercial Arbitration Rules then in effect. However, the rules will be modified in the following ways: (1) each arbitrator will agree to treat as confidential evidence and other information presented to the same extent as the information is required to be kept confidential under Annex B, (2) the optional Rules for Emergency Measures of Protections will apply, (3) you and the Group agree not to request any amendment or modification to the terms of this Agreement except as provided in Section (c), (4) a decision must be rendered within 10 business days of the parties’ closing statements or submission of post-hearing briefs and (5) the arbitration will be conducted before a panel of three arbitrators, one selected by you within 10 days of the commencement of arbitration, one selected by the Company in the same period and the third selected jointly by these arbitrators (or, if they are unable to agree on an arbitrator within 30 days of the commencement of arbitration, the third arbitrator will be appointed by the American Arbitration Association; provided that the arbitrator shall be a partner or former partner at a nationally recognized law firm).

(c)     Limitation on Damages.You and the Group agree that there will be no punitive damages payable as a result of any Employment Matter and agree not to request punitive damages.

(d)     Injunctions and Enforcement of Arbitration Awards.You or the Group may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in Bexar County, Texas to enforce any arbitration award under Section (b). Also, the Group may bring such an action or proceeding, in addition to its rights under Section (b) and whether or not an arbitration proceeding has been or is ever initiated, to temporarily, preliminarily or permanently enforce any part of Annex B.

(e)     Jurisdiction and Choice of Forum.You and the Group irrevocably submit to the exclusive jurisdiction of any state or federal court located in Bexar County, Texas (the “Forum”) over any Employment Matter that is not otherwise arbitrated or resolved according to Section (b). This includes any action or proceeding to compel arbitration or to enforce an arbitration award. Both you and the Group (1) acknowledge that the Forum has a reasonable relation to this Agreement and to the relationship between you and the Group and that the submission to the Forum will apply even if the forum chooses to apply non-Forum law, (2) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this Section (e) in the Forum, (3) agree not to commence any such action or proceeding in any forum other than the Forum and (4) agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on you and the Group. However, nothing in this Agreement precludes you or the Group from bringing any action or proceeding in any court for the purpose of enforcing the provisions of Section (b) and this Section (e).

(f)      Waiver of Jury Trial.To the extent permitted by law, you and the Group waive any and all rights to a jury trial with respect to any Employment Matter.

(g)     Governing Law.This Agreement will be governed by and construed in accordance with the law of the State of Texas applicable to contracts made and to be performed entirely within that State.

AT&T Non-Competition Guideline

(as amended December 17, 1997, May 19, 2004, and October 5, 2005)

SECTION 1. STATEMENT OF PURPOSE

The purpose of this AT&T Non-Competition Guideline is to provide a common set of definitions and set forth the standards for evaluating activity in possible violation of the non-competition clauses contained in various AT&T employee incentive compensation and benefit plans, and in individual agreements or arrangements.

SECTION 2. DEFINITIONS

As used in this AT&T Non-Competition Guideline the following terms have the meanings set forth below:

1.	The word “Guideline” means this AT&T Non-Competition Guideline.

2.         The words “AT&T” or “Company” means collectively AT&T Corp., a New York corporation, all of its subsidiaries, related entities, lines of business and corporate successors and all business enterprises, including joint ventures, in which it is a partner or has a substantial ownership interest.

3.         The term “Board of Directors” or “Board” means the Board of Directors of AT&T Corp.

4.         The word “Plan” means any AT&T employee incentive compensation and/or benefit plan that contains a non-competition clause, including but not limited to the AT&T 1987, 1997, and 2004 Long Term Incentive Programs, the AT&T Short Term Incentive Plan, the AT&T Non-Qualified Pension Plan, the AT&T Senior Management Universal Life Insurance Program, the Executive Life Insurance Program, the AT&T Senior Management Basic and Individual Life Insurance Programs and the AT&T Supplementary Variable Universal Life Insurance Program, the AT&T Senior Management Long Term Disability and Survivor Protection Plan, the AT&T Mid-Career Pension Plan, the AT&T Senior Management Incentive Award Deferral Plan and any other employee incentive compensation and/or employee benefit plan that the Board or the Executive Vice President-Human Resources shall deem appropriate to make subject to the standards of this Guideline. Notwithstanding anything to the contrary contained in this Guideline or in the AT&T 1997 Long Term Incentive Program, the 1997 All Employee Stock Option Grant shall not be forfeitable in the event an employee holding such grant engages in activity deemed to be in competition with or adverse to the interests of the Company.

5.          The word “Agreement” means any individual agreement or arrangement between AT&T and any current or former employee which incorporates or references this Guideline or which contains a non-competition clause.

6.         The word “benefit” means any payment or entitlement to payment conferred pursuant to the terms of any or all of the Plans or Agreements, regardless of how, when or in what form it is made or intended to be made.

AT&T Non-Competition Guideline	1	October 5, 2005

7.         The term “affected employee” shall mean an individual who, as a former or present employee, has received, is receiving or would be eligible to receive benefits or payments under any Plan or Agreement.

8.         The phrase “non-competition clause” means any provision, paragraph, division or portion of a Plan or Agreement which states in words or substance that an affected employee will forfeit and relinquish entitlement to compensation and/or benefits under such Plan or Agreement, or that such compensation or benefits shall be reduced or otherwise modified, if such employee engages in activity deemed to be in competition with or adverse to the interests of the Company.

9.         The use in this Guideline of personal pronouns of the masculine gender is intended to include both the masculine and feminine genders. The use in this Guideline of singular or plural nouns is intended to have individual or collective meaning as applicable to the context as used therein and is in no way to be construed narrowly or such as to limit the scope of this Guideline or any of its provisions.

SECTION 3. RESPONSIBILITY

Responsibility for interpreting and implementing the standards and provisions of this Guideline is vested solely and exclusively in the Executive Vice President-Human Resources of the Company, or his/her successor, who is empowered to perform all functions necessary or appropriate to fulfill his responsibilities in connection with the forfeiture of compensation and/or benefits, making final determination that certain activity is or is not competitive activity and that the compensation and/or benefits of the affected employee who engages in such activity are or are not forfeited, reduced or otherwise modified by such activity, respectively; and acting on the Company’s behalf and in its best interests in all matters relating to the issues covered by this Guideline. Notwithstanding the above the Executive Vice President - Human Resources shall be authorized to delegate to other Company employees the authority to perform such activities as may be appropriate in connection with his implementation of the provisions of this Guideline, including taking of such legal steps as are necessary to recover compensation and/or benefits paid to an affected employee since the date on which he commenced engaging in activity deemed to be competitive activity.

SECTION 4. COMPETITIVE ACTIVITY

1.         Finality. The Executive Vice President - Human Resources of the Company shall have authority to interpret the provisions of this Guideline consistent with their spirit and intent and to interpret the non-competition clause of any Plan or Agreement, and each and every decision of the Executive Vice President - Human Resources shall, with respect to all questions and matters relative to the subjects of forfeiture and competition, be final; except, however, with respect to any award outstanding under the AT&T 2004 Long Term Incentive Program. The Executive Vice President – Human Resources shall present his recommendation to the Compensation and Employee Benefits Committee of the Board of Directors (the “Committee”) for any action related to the forfeiture of such awards. The Committee shall then have final authority to cancel and forfeit such awards.

2.          Definition. For purposes of this Guideline and the non-competition clauses contained in any Plan or Agreement, an affected employee’s activity is competitive activity (and any or all of his compensation and/or benefits under the Plans or Agreements are subject to forfeiture, reduction or other modification to the fullest extent allowable by law), if such affected

2

AT&T Non-Competition Guideline	October 5, 2005

employee, during, or within 2 years after the termination of, his employment with the Company, as more fully described below, either (A) establishes a relationship with a competitor of the Company, or, (B) engages in activity which is in conflict with or adverse to the interests of the Company.

a.         As used above in Paragraph 2 of this Section 4, the phrase “establishes a relationship with” shall mean, but shall not be limited to, founding, organizing, establishing, becoming associated with, becoming employed by, rendering services to, consulting or acting as consultant to, serving as director for, being a partner in or owning a substantial interest in, as shareholder or otherwise, such an interest to include, but not be limited to, for example, an interest subject to the reporting requirements of Section 13(d) of the Securities Exchange Act of 1934.

b.         As used above in Paragraph 2 of this Section 4, a “competitor of the Company” is a person, business, entity or enterprise which either (A) designs, develops, manufactures, produces, offers for sale or sells a product or service which can be used as a substitute for, performs substantially the same function as, is a practical alternative for or is generally intended to satisfy the same customer or client needs for any product or service designed, developed, manufactured, produced, offered for sale or sold by the Company, or (B) is a person, business or activity which the Executive Vice President-Human Resources, based upon review of the individual facts and circumstances and in its discretion and judgment, determines, in order to protect the best interests of the Company, to be a competitor within the spirit and intent of this Guideline and the non-competition clauses. Effective upon the close of the merger between AT&T Corp. and SBC, the definition of a “competitor of the Company” as used above in Paragraph 2 of this Section 4 shall mean a company, if at least 10% of the aggregate revenue of such company for the fiscal year preceding the year in which the employee ceases to be employed by AT&T is derived from the provision of telecommunications products or services that directly compete with telecommunications products or services provided or sold by AT&T (without giving effect to the merger) as of the time the employee ceases to be employed by AT&T.

Thereafter, and notwithstanding any provision of any plan, program, policy, agreement or arrangement of the Company or any of its Subsidiaries to the contrary, the restrictions set forth in this Guideline on establishing a relationship with a competitor of the Company shall not apply to any employee or former employee of the company or any of its Subsidiaries with a salary grade of D band or lower.

c.          As used above in Paragraph 2 of the Section 4, conduct “in conflict with or adverse to the interests of the Company” is conduct by which (1) an affected employee criticizes, denigrates or otherwise speaks adversely, or disclose negative information about, the operations, management or performance of the Company, an affiliate of the Company, or about any director, officer, employee or agent of any of the foregoing; or (2) an affected employee, engages in the recruitment, solicitation or inducement of, or attempts to induce, any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company.

3

AT&T Non-Competition Guideline	October 5, 2005

SECTION 5. EVALUATION AND DETERMINATION OF COMPETITIVE ACTIVITY

1.          Request for a Determination. An affected employee who is considering engaging in an activity which an individual would reasonably believe to be competitive activity as that term is used and defined in this Guideline and which thus may be grounds for the Company’s invoking the non-competition clause of any Plan or Agreement may request, prior to engaging in such activity, that it be evaluated as described in this Section 5 of the Guideline and that a determination be made and an opinion rendered as to whether such activity is deemed to violate such non-competition clauses. Such affected employee’s request may be made to the Executive Vice President - Human Resources, or such other Company employee as may be selected by the Executive Vice President - Human Resources who will coordinate evaluation of the activity. To insure that the evaluation and determination are based on all relevant facts and circumstances and thus are consistent with the spirit and intent of this Guideline, such affected employee should accompany his request with a full explanation in writing of whatever information he deems pertinent as well as of a description of the contemplated activity, such explanation to include, but not to be limited to, (A) his contemplated relationship, including, as applicable, his proposed position, title, responsibilities and the nature and extent of his ownership interest, (B) the nature of the business, including, for example, all products and/or services currently being or expected to be designed, developed, manufactured, produced, offered for sale and sold by the business and (C) the most recently available financial information on the business.

2.          Company’s Right to Initiate an Evaluation. The Company reserves the right to initiate an evaluation of any activity of an affected employee which may be competitive activity as that phrase is used and defined in this Guideline. The Executive Vice President - Human Resources of the Company shall notify the affected employee in writing that such an evaluation has been initiated and that he has the opportunity to submit in writing for consideration whatever information he deems pertinent to a determination, including, but not limited to, a full explanation of the activity as described above in items (A) through (C), inclusive, of Paragraph 1 of this Section 5.

3.         Evaluation. Whether an affected employee’s contemplated or actual activity is or is not competitive activity within the scope and intent of this Guideline shall be evaluated by the Executive Vice President - Human Resources or such individuals as such officer may designate as appropriate.

4.          Determination. Final determination of whether an affected employee’s activity is or is not competitive activity and thus whether his incentive compensation and/or benefits are or are not, respectively, subject to forfeiture shall be made by the Executive Vice President - Human Resources; except, however, with respect to any award outstanding under the AT&T 2004 Long Term Incentive Program. The Executive Vice President – Human Resources shall present his recommendation to the Compensation and Employee Benefits Committee of the Board of Directors (the “Committee”) for any action related to the forfeiture of such awards. The Committee shall then have final authority to cancel and forfeit such awards. After such determination, the Executive Vice President - Human Resources, shall notify the affected employee in writing of the decision. If the determination is that an affected employee’s activity is not or would not be competitive activity, the Company reserves the right to seek, at whatever intervals it deems appropriate, written assurance from the affected employee that the facts and circumstances upon which the activity was evaluated and the determination based have not changed.

4

AT&T Non-Competition Guideline	October 5, 2005

5.         Notice of Forfeiture. If, after activity has been evaluated the Executive Vice President - Human Resources determines that contemplated activity would be competitive activity, the Executive Vice President - Human Resources, will notify the affected employee in writing of the determination and advise such affected employee that his incentive compensation and/or benefits are at risk of forfeiture, reduction or other modification. An affected employee who receives such notice and advice shall, within thirty business days of the date of such notice and advice, provide the Company with written assurance that he has not engaged and will not engage in such contemplated activity. If, after the expiration of the thirty business day period, the Executive Vice President - Human Resources, has not received such assurance, he shall notify the appropriate Payroll and Benefit organizations to terminate immediately or not to initiate payments of incentive compensation and/or benefits to the affected employee. If the determination is that an affected employee is currently engaging in competitive activity, the Executive Vice President - Human Resources, shall so advise the affected employee, and shall also direct the appropriate Payroll, Benefit and other affected organizations of the Company to terminate immediately payments of benefits to the affected employee and, in addition, may take such legal steps as are necessary to recover from the affected employee all benefits paid by the Company or on its behalf since the date when such competitive activity is deemed to have commenced.

6.          Opportunity to Withdraw. If, after activity has been evaluated and the Executive Vice President-Human Resources determines that there are unusual or special circumstances which mitigate against withdrawal of benefits from or denial of benefits to an affected employee who is or has been engaging in activity which is competitive activity within the spirit and intent of this Guideline and the non-competition clauses, the Executive Vice President - Human Resources may, in his discretion and judgment, withhold termination of benefits and offer the affected employee in writing the opportunity to withdraw from the competitive activity; provided, however, that any affected employee who is the recipient of and accepts such an offer shall provide the Executive Vice President - Human Resources, within a reasonable time of the date of such offer as prescribed by such officer, written assurance that such withdrawal has been accomplished.

7.          Reevaluation and Determination. Notwithstanding prior evaluations and regardless of a previous determination by the Executive Vice President - Human Resources as described in this Guideline, the Company reserves the right, without prior notice to the affected employee, to institute a reevaluation of his activity if, in his discretion and judgment, the Executive Vice President - Human Resources believes that under the facts and circumstances such reevaluation is warranted. In case of such reevaluation, the affected employee shall be notified by the Executive Vice President - Human Resources, that such reevaluation has been instituted and shall have the opportunity to submit in writing for consideration by the Executive Vice President - Human Resources a full explanation of whatever information he deems pertinent to the redetermination, such explanation to include, but not to be limited to, a full explanation of the activity as described above in items (A) through (C), inclusive, of Paragraph 1 of this Section 5. After such reevaluation, there shall be a determination consistent with that described above in Paragraph 4 of this Section 5.

8.         Subsequent Competitive Activity. If an affected employee commences engaging in activity which is not at the time of commencement considered competitive activity as that phrase is used and defined in this Guideline but within a reasonable period of time thereafter (such period, under ordinary circumstances and unless the Executive Vice President - Human Resources determines otherwise, to be two years) the activity becomes competitive activity as that phrase is used and defined in this Guideline, then the affected employee so engaging in

5

AT&T Non-Competition Guideline	October 5, 2005

such competitive activity should advise the Executive Vice President - Human Resources. Upon receipt of such advice, the Executive Vice President - Human Resources, shall then offer such affected employee the opportunity to withdraw without forfeiture of benefits under the terms of and consistent with the provisions of such an opportunity as described in Paragraph 6 of this Section 5. If an affected employee engages in subsequent competitive activity in a situation such as that described in the first sentence of this Paragraph 8 of this Section 5 but such affected employee fails to come forward and so advise the Company, then, notwithstanding anything herein to the contrary, after evaluation or reevaluation and determination as described above, benefits to such affected employee shall be immediately terminated and the Company may take such steps as are necessary to recover any benefits paid since the date on which such activity became competitive. If an affected employee commences engaging in activity which is not at the time of commencement competitive with AT&T as that phrase is used and defined in this Guideline but, subsequent thereto, AT&T designs, develops, manufactures, produces, offers for sale or sells a product or service such as to render the activity competitive, no question of forfeiture arises; provided, however, that, if the affected employee, knew or had reason to know at the time he commenced the activity that AT&T intended to design, develop, manufacture, produce, offers for sale or sell such product or service, then the Company may invoke the non-competition clauses.

9.          Consent to Compete. In extraordinary circumstances and notwithstanding that an affected employee’s competitive activity would, under the provisions of the Guideline, be grounds for invoking the non-competition clauses and terminating payment of incentive compensation and/or benefits to such affected employee, the Executive Vice President-Human Resources may consent to an affected employee’s engaging in such activity if, in his discretion and judgment, he determines that, despite such activity’s technical violation, the facts are overwhelmingly compelling or it is otherwise in the Company’s best interest that relief from application of the non-competition clauses is warranted. In such a case, the Executive Vice President - Human Resources, shall notify the affected employee of such consent; provided, however, that, despite such consent, the Company reserves the right to withdraw such consent and to invoke the non-competition clauses within a reasonable period of time thereafter (such period, under ordinary circumstances and unless the Executive Vice President - Human Resources determines otherwise, to be two years) and without prior notice if and when, in such officer’s discretion and judgment, the facts and circumstances warrant it.

10.       Waiver. In his discretion, the Executive Vice President-Human Resources may waive the operation of this Guideline, in whole or part, as to an affected employee, including under circumstances where such affected employee has executed a non-competition agreement with the Company.

SECTION 6. GENERAL PROVISIONS

1.         Amendment. Except as provided in Paragraph 2 of this Section 6, only the Board or the Committee shall have authority to amend or terminate this Guideline.

2.         Guideline Modifications. The Executive Vice President - Human Resources, in his discretion and judgment and without notice, may from time to time make such minor changes in the Guideline as he deems required by law, by administrative efficiency, by the introduction, or modification of any Plan or Agreement or by changes in the Company structure.

3.         Severability. To the extent that one or more of the provisions of this Guideline may be found to be unenforceable in any federal or state jurisdiction, such provisions are

6

AT&T Non-Competition Guideline	October 5, 2005

intended and are declared to be severable from the whole, and such a judgment shall not jeopardize the enforceability of the balance of the Guideline.

4.         No Intent to Prejudice Employee’s Rights. This Guideline is intended to protect the interest of the Company and its shareholders and is not intended to prejudice any individual’s right to consider, accept, continue or terminate employment, to engage in any activity or to establish any kind of business relationship or ownership interest with any enterprise which is consistent with the terms of this Guideline.

7

AT&T Non-Competition Guideline	October 5, 2005